EXHIBIT 99.1

     N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contact:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

CryoLife Reports Record Quarterly Revenues of $28.2 Million

Company posts fully diluted earnings per share of $0.07 for third quarter of 2009;
Revenues increased 5 percent for third quarter of 2009 compared to third quarter of 2008

ATLANTA, GA…(October 29, 2009)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that revenues for the third quarter of 2009 increased 5 percent to a quarterly record of $28.2 million compared to $26.8 million for the third quarter of 2008.

Net income for the third quarter of 2009 was $1.9 million, or $0.07 per basic and fully diluted common share, compared to $3.6 million, or $0.13 per basic and $0.12 per fully diluted common share for the third quarter of 2008.  The Company’s effective income tax rate was 41 percent for the third quarter of 2009, compared to 6 percent for the third quarter of 2008.  The Company’s effective income tax rate was lower in 2008 due to the valuation allowance on the Company’s deferred tax assets during 2008.  If the Company had recorded 2008 income taxes at a normalized 41 percent effective tax rate, net income for the third quarter of 2008 would have been $2.2 million and fully diluted earnings per share would have been $0.08.

Revenues for the first nine months of 2009 increased 4 percent to a record $83.1 million compared to $79.5 million for the first nine months of 2008.

Net income for the first nine months of 2009 was $6.3 million, or $0.22 per basic and fully diluted common share, compared to $10.2 million, or $0.37 per basic and $0.36 per fully diluted common share for the first nine months of 2008.  If the Company had recorded 2008 income taxes at a normalized 41 percent effective tax rate, net income for the first nine months of 2008 would have been $6.4 million and fully diluted earnings per share would have been $0.22.  The Company has net operating loss carryforwards that will largely reduce required cash payments for federal and state income taxes for the 2009 tax year.

Preservation service revenues for the third quarter of 2009 increased 6 percent to $15.0 million compared to $14.2 million for the third quarter of 2008.  The increase in preservation service revenues was primarily due to increased shipments of cardiac and vascular tissues for the third quarter of 2009 compared to the third quarter of 2008.

Preservation service revenues for the first nine months of 2009 increased 3 percent to $42.7 million compared to $41.3 million for the first nine months of 2008.  Excluding orthopaedic tissue processing revenues of $148,000 and $662,000 for the first nine months of 2009 and 2008, respectively, preservation service revenues increased 5 percent to $42.5 million for the first nine months of 2009 compared to $40.7 million for the first nine months of 2008.  The increase in preservation service revenues was primarily due to increased revenues from vascular tissue for the first nine months of 2009 compared to the first nine months of 2008.

Revenues from the distribution of CryoValve® SG pulmonary heart valves and CryoPatch® SG pulmonary cardiac patches increased to $1.9 million for the third quarter of 2009 from $1.7 million for the third quarter of 2008, representing 26 percent of the Company’s cardiac tissue processing revenues for the third quarter of 2009.  Revenues from the distribution of CryoValve SG and CryoPatch SG increased to $4.6 million for the first nine months of 2009 from $3.4 million for the first nine months of 2008, representing 24 percent of the Company’s cardiac tissue processing revenues for the first nine months of 2009.

Product revenues, which consists primarily of sales of BioGlue® Surgical Adhesive and HemoStase™, were $12.8 million for the third quarter of 2009 compared to $12.2 million for the third quarter of 2008, an increase of 5 percent.  Excluding the effects of changes in foreign currency exchange rates for the third quarter of 2009 compared to those in effect during the third quarter of 2008, which reduced revenues by $132,000 for the third quarter of 2009, product revenues would have been $12.9 million.

Product revenues were $39.7 million for the first nine months of 2009 compared to $37.5 million for the first nine months of 2008, an increase of 6 percent.  Excluding the effects of changes in foreign currency exchange rates for the first nine months of 2009 compared to those in effect during the third quarter of 2008, which reduced revenues by $804,000 for the first nine months of 2009, product revenues would have been $40.5 million.

Total preservation services and product gross margins were 60 percent and 64 percent for the third quarters of 2009 and 2008, respectively.  Total preservation services and product gross margins were 62 percent and 64 percent for the first nine months of 2009 and 2008, respectively.

Preservation services gross margins were 41 percent and 46 percent for the third quarters of 2009 and 2008, respectively.  Preservation services gross margins were 43 percent and 46 percent for the first nine months of 2009 and 2008, respectively.

Product gross margins were 82 percent and 83 percent for the third quarters of 2009 and 2008, respectively.  Product gross margins were 84 percent for each of the first nine months of 2009 and 2008.

General, administrative, and marketing expenses for the third quarter of 2009 were $12.4 million compared to $12.1 million for the third quarter of 2008.  General, administrative, and marketing expenses for the first nine months of 2009 were $37.4 million compared to $36.5 million for the first nine months of 2008.  These expenses included personnel costs, advertising, physician education and training, and promotional materials to support current revenue growth and the Company’s efforts to increase its preservation service and product offerings.

General, administrative, and marketing expenses for the first nine months of 2009 and 2008 included benefits of $405,000 and $449,000, respectively, related to the adjustment of reserves for product liability losses.

Research and development expenses were $1.5 million and $1.2 million for the third quarters of 2009 and 2008, respectively.  Research and development expenses were $3.9 million for each of the first nine months of 2009 and 2008.  Research and development spending in 2009 is primarily focused on the Company’s BioGlue and related products and SynerGraft® tissues and products.

As of September 30, 2009, the Company had $32.0 million in cash, cash equivalents, and restricted securities, compared to $22.8 million at December 31, 2008.  Of this $32.0 million, $2.6 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam® protein hydrogel technology, and $5.0 million was designated as long-term restricted money market funds due to a financial covenant requirement under the Company’s credit agreement.

“We saw several key milestones during the third quarter of 2009, including the 510(k) clearance for CryoPatch SG, the Humanitarian Use Device designation for CryoValve SG aortic heart valve, and the CE Mark and first human implants of BioFoam,” stated Steven G. Anderson, president and chief executive officer.  “We will continue to drive the development of our SynerGraft and BioGlue and related product platforms forward to bring new innovative solutions to cardiac and vascular surgeons, and the patients they serve.”

2009 Financial Guidance

The Company is updating its guidance for the full year of 2009.  The Company expects total revenues for the full year of 2009 to be near the lower end of its range of guidance of between $112.0 million and $116.0 million.  The Company expects preservation services revenues to be near the lower end of its previous range of guidance of between $57.0 million and $59.0 million.  The Company expects product revenues to be near the lower end of its previous range of guidance of between $54.0 million and $56.0 million, with BioGlue revenues to be slightly below its previous range of guidance of between $49.0 million and $50.0 million for the full year of 2009 and HemoStase revenues to be near the higher end of its previous range of guidance of between $5.0 million and $6.0 million in 2009.  Tissue processing and product revenues could be affected by several factors, including but not limited to, the general economic environment and its effect on demand for the Company’s tissues and products, and changes in foreign currency exchange rates and their effects on revenues generated in international markets.  Other revenues for 2009 are expected to be approximately $1.0 million, related to funding received from the Department of Defense in connection with the development of BioFoam.  The amount of other revenues is largely dependent upon actual expenses incurred related to the development of BioFoam.

The Company expects general, administrative, and marketing expenses to be near the lower end of its previous range of guidance of between $50.0 million and $52.0 million, and research and development expenses of between $5.0 million and $6.0 million for the full year of 2009.  The research and development expectations include approximately $1.0 million to be funded by the Department of Defense in connection with the development of BioFoam.

The Company expects operating income to increase for the full year of 2009 compared to 2008.  However, the Company expects its effective income tax rate to be approximately 41 percent in 2009 compared to a tax benefit in 2008.  As a result, earnings per share in 2009 will be lower than in 2008, when the Company reversed a significant portion of the valuation allowance on its deferred tax assets, which resulted in the recognition of significant income tax benefits.

2010 Financial Guidance

The Company plans to issue its initial 2010 financial guidance on either December 1 or 2, 2009 in connection with its presentation at the Piper Jaffray Healthcare Conference in New York.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from October 29 through November 5 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 333891.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam® Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic™ Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase™, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in the European Community and Canada for cardiac, vascular, and general surgery, subject to certain exclusions.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding anticipated 2009 performance and our development of our SynerGraft and BioGlue and related product platforms and statements regarding the expected impact of our net operating loss carryforwards on our cash outlays for tax obligations.  These future events may not occur as and when expected, if at all, and, together with our business, are subject to various risks and uncertainties.  These risks and uncertainties include that we are significantly dependent on revenues from BioGlue and there are a variety of risks affecting BioGlue, CryoValve SG pulmonary heart valves and other SynerGraft processed tissues and products may not be accepted by the marketplace, the CryoValve SG pulmonary heart valve has a one year shelf life, the CryoPatch SG has a one year shelf life, we are dependent on the availability of sufficient quantities of tissue from human donors, the CryoValve SG pulmonary heart valve post-clearance study requested by the FDA may not provide the expected positive results, our products and tissues we process and preserve have allegedly caused and may in the future cause injury to patients, and we have been and may be exposed to tissue processing and product liability claims and additional regulatory scrutiny as a result, the possibility that the FDA could impose additional restrictions on the Company's operations, issue a 483, or warning letter, or require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, our failure to adequately comply with government regulations could result in loss of revenues and customers as well as additional compliance expense, our ability to borrow under our credit facility may be limited, the credit facility limits our ability to pursue significant acquisitions, the financial and credit liquidity crisis may adversely affect our ability to borrow money or raise capital, the current economic crisis and future economic crises may adversely affect our business and financial condition, there are limitations on our use of net operating loss carry-forwards that could result in our inability to use them fully or at all, adverse regulatory action outside of the U.S. could affect our business, physicians have been and may be reluctant to implant or use our preserved tissues or products, our existing insurance policies may not be sufficient to cover our actual claims liability, current economic conditions may impact demand for our tissues and products, intense competition may affect our ability to operate profitably, we may be unable to obtain adequate insurance at a reasonable cost or at all, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, uncertainties related to patents and protection of proprietary technology for products distributed by us may adversely affect our ability to distribute those products, we are dependent on key personnel, we may not be successful in obtaining necessary clinical results and regulatory approvals for products and services in development, and our new products and services may not achieve market acceptance, we may be unable to effectively leverage our existing sales force to sell HemoStase, the lawsuit we filed against Medafor regarding our distribution agreement with Medafor may adversely impact our relationship with Medafor and could hamper or prevent us from distributing HemoStase, Medafor may in the future attempt to terminate our distribution agreement, rapid technological change could cause our services and products to become obsolete, extensive government regulation may adversely affect our ability to develop and sell products and services, we have experienced operating losses and negative cash flows in the past, and we must continue to address the underlying causes in order to continue to operate profitably and generate positive cash flows, investments in new technologies and acquisitions of products or distribution rights may not be successful, if we are not successful in expanding our business activities in international markets, we will be unable to pursue one of our strategies for increasing our revenues, continued deflation of foreign currencies relative to the U.S. dollar could materially and adversely impact our foreign revenues, and future healthcare policies, healthcare reimbursement methods, and healthcare reimbursement policies may affect the availability, amount, and timing of our revenues, financial condition, and profitability.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2008, our Form 10-Q filing for the quarter ended March 31, 2009, our Form 10-Q filing for the quarter ended June 30, 2009, our Form 10-Q to be filed for the quarter ended September 30, 2009, and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Preservation services	$15,033	$14,188	$42,672	$41,337
Products	12,806	12,239	39,669	37,499
Other	380	377	729	691
Total revenues	28,219	26,804	83,070	79,527

Cost of preservation services and products:
Preservation services	8,903	7,615	24,421	22,382
Products	2,275	2,028	6,478	5,860
Total cost of preservation services
and products	11,178	9,643	30,899	28,242

Gross margin	17,041	17,161	52,171	51,285

Operating expenses:
General, administrative, and marketing	12,386	12,072	37,440	36,497
Research and development	1,461	1,186	3,854	3,938
Total operating expenses	13,847	13,258	41,294	40,435

Operating income	3,194	3,903	10,877	10,850

Interest expense	58	62	168	201
Interest income	(10)	(92)	(73)	(285)
Other expense, net	8	142	100	115

Income before income taxes	3,138	3,791	10,682	10,819
Income tax expense	1,276	235	4,369	610

Net income	$1,862	$3,556	$6,313	$10,209

Income per common share:
Basic	$0.07	$0.13	$0.22	$0.37
Diluted	$0.07	$0.12	$0.22	$0.36

Weighted average common shares outstanding:
Basic	28,145	27,899	28,074	27,741
Diluted	28,382	28,703	28,261	28,384

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Preservation services:
Cardiac tissue	$7,315	$7,034	$19,377	$19,620
Vascular tissue	7,699	7,116	23,147	21,055
Orthopaedic tissue	19	38	148	662
Total preservation services	15,033	14,188	42,672	41,337

Products:
BioGlue and related products	11,180	11,623	35,323	36,482
HemoStase	1,562	549	4,139	726
Other medical devices	64	67	207	291
Total products	12,806	12,239	39,669	37,499

Other	380	377	729	691
Total revenues	$28,219	$26,804	$83,070	$79,527

Revenues:
U.S.	$23,941	$22,916	$70,264	$67,750
International	4,278	3,888	12,806	11,777
Total revenues	$28,219	$26,804	$83,070	$79,527

	September 30,	December 31,
	2009	2008
	(Unaudited)

Cash and cash equivalents and restricted securities	$27,046	$17,763
Receivables, net	15,293	13,999
Deferred preservation costs	36,737	34,913
Inventories	6,462	7,077
Restricted money market funds, long-term	5,000	5,000
Total assets	133,299	125,995
Shareholders’ equity	108,260	99,326

CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Net Income and Income per Common Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Income before income taxes	$3,138	$3,791	$10,682	$10,819
Income tax expense	1,276	235	4,369	610

Net income	$1,862	$3,556	$6,313	$10,209

Income per common share:
Basic	$0.07	$0.13	$0.22	$0.37
Diluted	$0.07	$0.12	$0.22	$0.36

Weighted average common shares outstanding:
Basic	28,145	27,899	28,074	27,741
Diluted	28,382	28,703	28,261	28,384

Net income	$3,556	$10,209

Non-GAAP adjustments to net income:
Tax calculated at 41% of income before income taxes	1,554	4,436
Less income tax expense, as reported	(235)	(610)
Additional income tax expense, non-GAAP	1,319	3,826

Net income, non-GAAP	$2,237	$6,383

Income per common share, non-GAAP:
Basic	$0.08	$0.23
Diluted	$0.08	$0.22

Weighted average common shares outstanding:
Basic	27,899	27,741
Diluted	28,703	28,384

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com.

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